EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000
GrafTech Reports Third Quarter 2012 Results
PARMA, Ohio-October 25, 2012- GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2012.
2012 Third Quarter Review

•	Net sales were $321 million, a decrease of seven percent, versus $346 million in the third quarter of 2011.

◦	Industrial Materials revenue was $260 million, a decrease of 14 percent year-over-year.

◦	Engineered Solutions revenue was $61 million, an increase of 39 percent year-over-year.

•
EBITDA* was $65 million, a decrease of 16 percent, versus $78 million in the third quarter of 2011. The decline was largely driven by lower volumes in our Industrial Materials segment, partly offset by higher realized pricing for graphite electrodes and needle coke and improved performance in our Engineered Solutions segment.

•	Net income was $30 million or $0.22 per diluted share versus $40 million or $0.28 per diluted share in the third quarter of 2011.

•	Net cash provided by operating activities was $45 million versus $47 million in the third quarter of 2011.

•	Net debt* was $604 million as compared to $597 million at the end of the second quarter of 2012.
Craig Shular, Chief Executive Officer of GrafTech, commented, "Despite a challenging operating environment, our third quarter results came in ahead of expectations due to good cost control and overhead management, along with solid performance from our Engineered Solutions business."
Industrial Materials Segment
The Industrial Materials segment’s net sales were $260 million in the third quarter of 2012, as

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* Non-GAAP financial measures. See attached reconciliations.

compared to $302 million in the third quarter of 2011. Lower sales volume of graphite electrodes and needle coke were partially offset by higher realized pricing of both products.
Operating income for the Industrial Materials segment was $37 million in the third quarter of 2012, as compared to $54 million in the third quarter of 2011. Lower volumes across the segment were partially offset by higher realized pricing, the carryover of lower cost raw materials and favorable currency exchange rate movement.
    During the third quarter, as a result of rising raw material costs, we announced price increases to our customers for needle coke and graphite electrodes. In September 2012, we announced an increase of approximately 15 percent year-over-year from current pricing for normal premium grade needle coke. In early October 2012, we also announced an eight percent increase to the current prevailing prices for standard-sized melter graphite electrodes. While we do not expect a material impact to 2012 results from these price increases as our 2012 business is substantially booked, they better position us in 2013 to manage margins amid rising costs.
Engineered Solutions Segment
Net sales for the Engineered Solutions segment were $61 million in the third quarter of 2012 versus $43 million in the third quarter of 2011. The increase was largely driven by continued growth in our advanced consumer electronics products and the incremental revenue associated with acquisitions.
Operating income for the Engineered Solutions segment was $6 million in the third quarter of 2012, or 10 percent of sales. This compares to operating income of $3 million, or 8 percent of sales in the same period in 2011. The increase is due to a more favorable product mix as we continue to penetrate high-growth end markets with attractive margin profiles.
Mr. Shular commented, "Our Engineered Solutions segment continued on its growth path, achieving record sales in the quarter. We expect to exit the year with approximately $220 million in annual revenue for this segment, representing a cumulative growth rate of 22 percent over the past three years."
On August 6, 2012, GrafTech celebrated the successful landing of the Mars Rover Curiosity. The thermal solutions that were used in the Mars Rover's heat shield, which protected the Curiosity from the intense heat and friction generated during descent through the Martian atmosphere, were developed and manufactured by a subsidiary in our Engineered Solutions' segment.

During the third quarter, GrafTech purchased building and land in Northeast Ohio for $3 million, which will be used to expand Engineered Solutions' manufacturing capacity for our advanced consumer electronics products. This area of our business has witnessed very strong demand and is currently running at more than 90 percent capacity utilization.
Corporate
Total company overhead expenses were $36 million versus $35 million in the third quarter of 2011. This compares to overhead expense in the second quarter of 2012 of $38 million. The decline in overhead is largely driven by lower administrative expense as a result of right sizing initiatives taken throughout the year to proactively manage costs in a difficult operating environment.
Other expense on a net basis was $2 million in the third quarter of 2012, as compared to $5 million in the same period of the prior year. Interest expense in the quarter was $6 million, versus $5 million in the third quarter of 2011.
In the third quarter, we recognized tax credits from the U.S. Federal Government in support of our research and development efforts related to high-tech Engineered Solutions products. The tax credits positively impacted the quarter resulting in an effective income tax rate of 18 percent. We now estimate our full year effective income tax rate to be in the range of 21 percent to 23 percent.
Outlook
In its October report, the International Monetary Fund (IMF)'s estimate for global GDP growth was reduced for the third time this year to 3.3 percent in 2012. The IMF highlights that downside risks to the global economic recovery have risen considerably. Continued uncertainty has led to low confidence levels and a fragile outlook in both advanced and emerging economies. The IMF's report went on to state that global manufacturing has slowed significantly, the crisis in Europe has deepened and emerging markets continue to lose growth momentum with no signs of significant improvement in the near term. As a result, the IMF also cut its 2013 global GDP growth forecast to 3.6 percent.
The slowing pace of the global economic recovery has impacted steel producer sentiment and business confidence. According to the World Steel Association and other published reports, global steel production, excluding China, has declined 0.4 percent in the nine months ended September 30, 2012. Steel production in the European Union has decreased 4.6 percent during the same period.

Despite this very challenging global economic environment, we are targeting full year EBITDA to be in the range of $235 million to $245 million, which would represent our Company's fourth best performance.
Mr. Shular stated, "We continue to face a difficult operating environment and early indications for 2013 show little signs of improvement in the global economy. We remain focused on providing our customers with superior service and quality, and proactively managing costs within our control. As such, we have reduced our 2012 estimate for overhead expense by an additional $5 million."
Mr. Shular concluded, "GrafTech continues to maintain a strong balance sheet with excellent liquidity. We are targeting significant organic growth and have invested in innovative products and solutions that will enable us to expand into new growth markets and leverage our portfolio of 775 patents. As we progress into the future, our team remains committed to strengthening the business model and driving shareholder value."
In summary, based on IMF projections and other economic forecasts and factors described above, we expect the following targeted results in 2012:

•	EBITDA in the range of $235 million to $245 million (previous guidance was $235 million to $255 million);

•	Overhead expense (selling and administrative, and research and development expenses) of approximately $155 million (previous guidance was $160 million);

•	Interest expense of approximately $22 million;

•	Capital expenditures in the range of $120 million to $130 million;

•	Depreciation and amortization expense in the range of $80 million to $85 million (previous guidance was approximately $85 million);

•	An effective tax rate in the range of 21 percent to 23 percent (previous guidance was 23 percent to 25 percent);

•	Cash flow from operations in the range of $100 million to $120 million (previous guidance was $90 million to $120 million); and

•	Full year fully diluted share count of approximately 140 million shares.
In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech makes its complete financial reports that have been filed with the SEC, including its most recent annual report on Form 10-K, as well as its most recent investor presentation available at www.graftech.com. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech operates 19 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs 3,000 people. For more information, call 216.676.2000 or visit www.graftech.com.
NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2012 and 2013; future profitability, cash flow, and liquidity; future sales, costs, debt levels, depreciation and amortization, working capital including variations in our inventory levels, revenues, margins, and business opportunities; scheduled maintenance; future operational performance; strategic plans; stock repurchase plans; supply chain obligations, opportunities and management; cost competitiveness and liquidity initiatives; changes in production capacity, operating rates or efficiency; capital expenditures; future prices and demand for our products; new products including their impact on our results; product quality; the impact of acquired businesses; investments and acquisitions that we may make in the future; the integration of acquisitions into our operations; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations, production levels, electrode and needle coke usage, and demand for their products; our position in markets we serve; regional and global economic and industry prospects and market conditions, including third party projections and other economic forecasts and our expectations concerning their impact on us and our customers and suppliers; competitive pressure on sales and pricing; conditions and changes in the global financial and credit markets; future tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and expenses.
We have no duty to update these statements. These statements are not predictions and historically actual future events, circumstances, performance and trends have deviated, often significantly, from our forward-looking statements. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from these statements due to various factors, including: any adjustments to our announced 2012 third quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; deteriorating economic conditions and the possibility of lower order rates, order cancellations, increases in past due receivables or bad debts, supply chain disruptions, inability to reduce production input sourcing commitments consistent with lower demand and other events that could adversely impact our revenues, profitability, cash flow, working capital, inventory levels, and debt levels; impacts of the delay or failure to resolve the European debt crisis or to address the U.S. “fiscal cliff;” failure to achieve financial targets or estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory levels, including raw materials and finished goods; limitations or delays affecting capital expenditures or scheduled maintenance; production or other business or operating suspensions, interruptions or delays; delays or changes in investments or acquisitions or non-consummation of proposed investments or acquisitions; failure to successfully integrate into our business any completed investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities and impact on our stock repurchase programs; changes in our ability to comply with financial covenants, maintain our business and implement our business plans within our current levels of revolving and other debt financing or maintain or obtain supply chain, local country company revolving debt and other debt financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance, remediation or liabilities; changes in steel and other markets we or our customers serve; political unrest that adversely impacts us or our customers’ businesses; declines in demand; price or margin decreases; intensified competition, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode and needle coke prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our

SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2011	As of September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$12,429	$16,193
Accounts and notes receivable, net of allowance for doubtful accounts of
$4,153 at December 31, 2011 and $5,227 at September 30, 2012	253,151	230,096
Inventories	444,062	545,779
Prepaid expenses and other current assets	22,308	28,168
Total current assets	731,950	820,236
Property, plant and equipment	1,431,432	1,502,826
Less: accumulated depreciation	654,548	689,273
Net property, plant and equipment	776,884	813,553
Deferred income taxes	7,931	6,629
Goodwill	498,681	498,471
Other assets	152,920	137,209
Total assets	$2,168,366	$2,276,098
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,280	$56,643
Short-term debt	14,168	170
Accrued income and other taxes	44,330	35,062
Supply chain financing liability	29,930	26,210
Other accrued liabilities	114,545	93,310
Total current liabilities	277,253	211,395

Long-term debt	387,624	593,453
Other long-term obligations	131,300	120,070
Deferred income taxes	32,245	33,529
Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 149,861,081 shares issued at December 31, 2011 and 150,623,174 shares issued at September 30, 2012	1,499	1,506
Additional paid-in capital	1,798,161	1,810,600
Accumulated other comprehensive loss	(261,937)	(282,658)
(Accumulated deficit) Retained earnings	(50,757)	38,245
Less: cost of common stock held in treasury, 6,265,114 shares at December 31, 2011 and 16,375,460 shares at September 30, 2012	(146,041)	(249,095)
Less: common stock held in employee benefit and compensation trusts, 75,807 shares at December 31, 2011 and 73,598 shares at September 30, 2012	(981)	(947)
Total stockholders’ equity	1,339,944	1,317,651
Total liabilities and stockholders’ equity	$2,168,366	$2,276,098

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2012	2011	2012

Net sales	$345,832	$320,716	$972,200	$877,265
Cost of sales	253,088	240,730	731,362	645,971
Gross profit	92,744	79,986	240,838	231,294

Research and development	2,852	2,778	8,856	9,919
Selling and administrative expenses	32,401	33,645	97,276	107,228
Operating income	57,491	43,563	134,706	114,147

Other expense (income), net	5,321	1,653	5,134	(1,376)
Interest expense	4,792	5,839	13,780	15,733
Interest income	(119)	(33)	(363)	(178)
Income before provision for income taxes	47,497	36,104	116,155	99,968

Provision for income taxes	7,200	6,478	20,026	10,966
Net income	$40,297	$29,626	$96,129	$89,002

Basic income per common share:
Net income per share	$0.28	$0.22	$0.66	$0.64
Weighted average common shares outstanding	145,413	134,347	145,293	139,939

Diluted income per common share:
Net income per share	$0.28	$0.22	$0.66	$0.63
Weighted average common shares outstanding	146,181	135,001	146,113	140,565

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2012	2011	2012
Cash flow from operating activities:
Net income	$40,297	$29,626	$96,129	$89,002
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	20,361	21,869	60,682	58,232
Deferred income tax provision	(719)	(1,819)	4,820	1,906
Post-retirement and pension plan changes	1,342	953	3,122	3,637
Currency gains	187	(412)	(886)	(3,351)
Stock-based compensation	2,171	1,733	6,054	8,096
Interest expense	2,927	3,149	8,659	9,221
Insurance recoveries	—	—	—	4,007
Other charges, net	(3,028)	(2,750)	(6,921)	(13,393)
Increase in working capital*	(16,797)	(708)	(139,819)	(128,361)
Decrease (increase) in long-term assets and liabilities	518	(6,568)	(2,544)	(15,390)
Net cash provided by operating activities	47,259	45,073	29,296	13,606

Cash flow from investing activities:
Capital expenditures	(40,195)	(31,251)	(102,018)	(92,827)
Proceeds from derivative instruments	4,704	(114)	7,772	6,807
Cash paid for acquisition	—	—	(6,500)	—
Other	(21)	68	428	121
Net cash used in investing activities	(35,512)	(31,297)	(100,318)	(85,899)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	6,592	(8,091)	18,030	(13,989)
Revolving Facility borrowings	17,000	70,000	177,000	343,000
Revolving Facility reductions	(32,000)	(50,000)	(124,000)	(145,000)
Principal payments on long-term debt	(62)	(43)	(178)	(182)
Supply chain financing	(1,631)	1,091	(2,957)	(3,719)
Proceeds from exercise of stock options	851	—	1,917	92
Purchase of treasury shares	(28)	(17,900)	(683)	(103,056)
Excess tax benefit from stock-based compensation	402	667	1,105	531
Other	(19)	(518)	(436)	(1,073)
Net cash (used in) provided by financing activities	(8,895)	(4,794)	69,798	76,604

Net (decrease) increase in cash and cash equivalents	2,852	8,982	(1,224)	4,311
Effect of exchange rate changes on cash and cash equivalents	(808)	74	(532)	(547)
Cash and cash equivalents at beginning of period	9,296	7,137	13,096	12,429
Cash and cash equivalents at end of period	$11,340	$16,193	$11,340	$16,193
* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$(7,815)	$(11,476)	$(54,914)	$25,614
Inventories	(22,377)	8,543	(76,207)	(96,309)
Prepaid expenses and other current assets	980	3,294	(5,350)	(3,215)
Increase (decrease) in accounts payables and accruals	12,374	(1,131)	(3,259)	(54,373)
Increase (decrease) in interest payable	41	62	(89)	(78)
Increase in working capital	$(16,797)	$(708)	$(139,819)	$(128,361)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2012	2011	2012
Net sales:
Industrial Materials	$302,355	$260,180	$835,591	$715,461
Engineered Solutions	43,477	60,536	136,609	161,804
Total net sales	$345,832	$320,716	$972,200	$877,265

Segment operating income:
Industrial Materials	54,130	37,301	120,465	104,103
Engineered Solutions	3,361	6,262	14,241	10,044
Total segment operating income	$57,491	$43,563	$134,706	$114,147

Operating income margin:
Industrial Materials	17.9%	14.3%	14.4%	14.6%
Engineered Solutions	7.7%	10.3%	10.4%	6.2%
Total operating income margin	16.6%	13.6%	13.9%	13.0%

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2012	2011	2012
Net sales	$345,832	$320,716	$972,200	$877,265
Net income	$40,297	$29,626	$96,129	$89,002
Add:
Income taxes	7,200	6,478	20,026	10,966
Other (income) expense, net	5,321	1,653	5,134	(1,376)
Interest expense	4,792	5,839	13,780	15,733
Interest income	(119)	(33)	(363)	(178)
Depreciation and amortization	20,122	21,869	59,965	58,232
EBITDA	$77,613	$65,432	$194,671	$172,379

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt. GrafTech also believes that EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	As of June 30, 2012	As of September 30, 2012

Long-term debt	$570,758	$593,453
Short-term debt	8,270	170
Supply chain financing	25,119	26,210
Total debt	604,147	619,833
Less:
Cash and cash equivalents	7,137	16,193
Net Debt	$597,010	$603,640

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes cash and cash equivalents from net debt. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.